MONTHLY REPORT - OCTOBER 2008

                          Providence Select Fund, LP
             The net asset value of a unit as of October 31, 2008
                 was $ 839.89, up 7.2% from $ 783.74 per unit
                             as of September 30, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (2,791.726 units)at           $  2,187,984.09      3,334,924.08
   September 30, 2008
Addition of 89.187 units on October 1,              69,900.00        265,009.82
   2008
Redemption of 306.124 units on October 31,        (257,110.48)    (1,162,201.33)
   2008
Net Income (Loss)                                  161,769.14       (275,189.82)
                                               ---------------   ---------------
Ending Net Asset Value (2,574.789 units)      $   2,162,542.75     2,162,567.94
   on October 31, 2008                         ===============   ===============
Net Asset Value per Unit at
October 31, 2008                              $         839.89

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     214,985.23       383,067.24
         closed contracts

      Change in unrealized gain (loss) on open      (13,463.44)      (61,323.36)
         contracts

   Interest income                                    1,774.05        36,674.79
                                                ---------------  ---------------
Total: Income                                       203,295.84       358,418.67
Expenses:
   Brokerage commissions                             15,467.37       162,637.10
   Operating expenses                                 6,291.23        92,655.50
   Incentive fee                                          0.00       158,086.37
   Management fee                                         0.00        46,071.61
   Continuing service fee                             8,321.62        82,477.73
   Organizational & offering expenses                11,446.48        91,680.18
                                                ---------------  ---------------
Total: Expenses                                      41,526.70       633,608.49
                                                ===============  ===============
Net Income (Loss) - October 2008              $     161,769.14      (275,189.82)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP